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                                                                     EXHIBIT 5.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Neurochem Inc.

     We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form F-10 (Reg. No. 333-140039) of Neurochem Inc. of our audit report dated February 8, 2006 (except as to note 22(b), which is as of February 16, 2006), with respect to the consolidated balance sheets of Neurochem Inc. as at December 31, 2005 and 2004, and the consolidated statements of operations, deficit and cash flows for the years ended December 31, 2005 and 2004, the six-month period ended December 31, 2003 and for the period from inception (June 17, 1993) to December 31, 2005, and our audit report dated February 8, 2006 on the related supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles" in respect of our consolidated financial statements as at December 31, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005, the six-month period ended December 31, 2003, and the period from inception (June 17, 1993) to December 31, 2005, which report appears in a Form 6-K report furnished on January 16, 2007, and to the reference to our firm under the heading "Independent Chartered Accountants" in the prospectus.



/S/ KPMG LLP

Chartered Accountants

Montreal, Canada
February 9, 2007
















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          member firm of KPMG International, a Swiss cooperative.